Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094
                                                                                    E-Mail: invrel@webcoindustries.com

For Immediate Release

Webco Industries, Inc. Reports Fiscal 2004 First Quarter Results; Revenue Increases 10.8%, to $49.1 Million

        TULSA, Oklahoma, December 2, 2003 - Webco Industries, Inc. (AMEX: WEB) today reported continued revenue growth and profitable results for its first quarter of fiscal year 2004 ended October 31, 2003.

        The Company reported net income of $414,000 for its fiscal 2004 first quarter, or $0.06 per diluted share, compared to $963,000, or $0.13 per diluted share, for the same quarter in fiscal year 2003. Net sales for the first quarter of fiscal 2004 were $49.1 million, a 10.8 percent increase over the $44.3 million reported in net sales for the same quarter last year.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented: "Market conditions, including industry over-capacity, high natural gas costs and carbon raw material price volatility, continue to present us with an exceptionally challenging environment. The significant economic growth and improvement reported recently by many economists and government officials has not been felt in our industry or in the markets of most of our customers. Despite these hurdles, we continue to be profitable and make investments that create new market opportunities and build competitive advantages over competitors."

        Mr. Weber continued, "Webco's strategic focus is the same now as it has been for the past several years. We continue to identify niche product opportunities where we can utilize our investments in information and manufacturing technology to create value and above-average returns for our industry over the long-term. During the recent softness in the economy, we have continued to make significant technology investments and develop our revenue base in selected niches, which will benefit the Company when a stronger business environment returns."

        Mr. Weber continued, "We anticipate continued margin pressure, although we believe that the potential for margin improvement in selected product groups exists. Our efforts to improve production levels and efficiencies at our Oil City, Pennsylvania, facility are resulting in improvements, although there is no over-night solution. We are working toward continued improvement over the next year through process enhancements and training programs. We hope for a less volatile carbon coil raw material environment and continue to see indications that may occur, although not in the near term. Assuming the demand and pricing environment for our products goes as expected, our net income estimate for the full fiscal year 2004 is $0.26 to $0.32 per diluted share on revenues of $180 to $190 million. Our second fiscal quarter, which typically includes automotive manufacturer and supplier shut-downs during the last two weeks of December, has historically been our most difficult. We expect net income for the second quarter of fiscal year 2004 to be in the range of $0.04 to $0.08 per diluted share on revenues of $42 to $46 million."

        Gross profit for the first quarter of fiscal 2004 was $4,594,000, or 9.4 percent of net sales, compared to $5,804,000, or 13.1 percent of net sales, for the first quarter of fiscal 2003. The current quarter's gross profit is reflective of continued industry excess capacity and over-supply conditions, which results in significant competition and industry-wide pricing pressure on most of the Company's products. Gross profit has also been negatively impacted by the above-referenced inefficiencies at our Oil City facility. Volatility in carbon steel raw material prices has also negatively impacted margins.

        Selling, general and administrative expenses in the first quarter of fiscal 2004 decreased $275,000 to $3,334,000 from $3,609,000 in the first quarter of fiscal 2003. The decrease in S,G&A in the current quarter is primarily the result of decreased information technology expenses and lower employee incentive payments and executive bonus accruals compared to the first quarter of fiscal 2003.

        Interest expense in the first quarter of fiscal year 2004 was $555,000 as compared to $629,000 in the same quarter of fiscal year 2003. The decline in interest expense is a result of lower interest rates as average borrowings under the Company's senior debt facility are higher due to increased accounts receivable and inventory levels.

        Capital spending for the first quarter of fiscal 2004 amounted to $2.3 million, primarily representing the expansion of our stainless tube welding facility in Mannford, Oklahoma, and related technology investments. Capital spending for fiscal year 2004 is expected to be in the range of $3.5 million to $5.5 million and will focus on continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer and value added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. The Company's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. The Company has three production facilities in Oklahoma and Pennsylvania and five distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "believes," "anticipates," "hopeful," "should," "expects," "appears" or "plans," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which is incorporated herein by reference.

                 WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF OPERATIONS
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                             Three Months Ended
                                                 October 31,
                                             2003          2002
                                      ------------- -------------

Net sales                                  $49,090       $44,313
Cost of sales                               44,496        38,509
                                      ------------- -------------

Gross profit                                 4,594         5,804
Selling, general & administrative            3,334         3,609
                                      ------------- -------------

Income from operations                       1,260         2,195
Interest expense                               555           629
                                      ------------- -------------

Income before income taxes                     705         1,566
Income tax expense                             291           603
                                      ------------- -------------

Net income                                    $414          $963
                                      ============= =============

Net income per common share:
     Basic                                    $.06          $.14
                                      ============= =============
     Diluted                                  $.06          $.13
                                      ============= =============

Weighted average common shares
 outstanding:
    Basic                                7,082,000    7, 082,000
                                      ============= =============
    Diluted                              7,147,000    7, 153,000
                                      ============= =============

                 WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                 CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                        (Dollars in thousands)
                              (Unaudited)

                                             October 31,      July 31,
                                                2003            2003
                                      ------------------ -------------

Accounts receivable                             $26,523       $21,781
Inventories                                      41,568        40,794
Other current assets                              3,414         3,835
                                      ------------------ -------------
     Total current assets                        71,505        66,410

Net property, plant and equipment                60,757        60,018
Other long term assets                            3,998         4,099
                                      ------------------ -------------

     Total assets                              $136,260      $130,527
                                      ================== =============

Current liabilities                             $26,540       $25,912
Long-term debt                                   45,879        40,948
Other long-term liabilities                      12,428        12,603

Total equity                                     51,413        51,064
                                      ------------------ -------------
     Total liabilities and equity              $136,260      $130,527
                                      ================== =============

                            CASH FLOW DATA
                        (Dollars in thousands)
                              (Unaudited)

                                              Three Months Ended
                                                  October 31,
                                                2003          2002
                                        ------------- -------------
Net cash provided by
   (used in) operating activities           $ (5,401)     $ (5,767)
                                        ============= =============

Depreciation and amortization                 $1,789        $1,673
                                        ============= =============

Capital expenditures                          $2,339        $1,562
                                        ============= =============